Exhibit 99.1

FOR IMMEDIATE RELEASE
Forrester Research Reports Third-Quarter Financial Results;
Board Of Directors Declares Special Dividend And
Authorizes Additional Repurchase Of Common Stock
Cambridge, Mass., October 28, 2010 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its third-quarter ended September 30, 2010 financial results. The company also announced that its board of directors has approved a special cash dividend of $3 per share and authorized the repurchase of up to an additional $60 million of its common stock.
Third-Quarter Financial Performance

•	Total revenues were $59.8 million, compared with $53.9 million for the third quarter of last year.
•	On a GAAP-reported basis, Forrester reported net income of $3.7 million, or $0.16 per diluted share, compared with net income of $4.3 million, or $0.19 per diluted share, for the same period last year. The effective tax rate for the third quarter of 2010 was 41 percent, compared with 44 percent for the same period last year.
•	On a pro forma basis, net income was $4.4 million, or $0.19 per diluted share, for the third quarter of 2010, which reflects a pro forma effective tax rate of 40 percent. Pro forma net income excludes stock-based compensation of $1.2 million, amortization of $0.9 million of acquisition-related intangible assets, $0.4 million of duplicate lease costs, and net investment gains of $1.4 million. This compares with pro forma net income of $6.2 million, or $0.27 per diluted share, for the same period in 2009, which reflects a pro forma effective tax rate of 40 percent. Pro forma net income for the third quarter of 2009 excludes stock-based compensation of $1.4 million, amortization of $0.4 million of acquisition-related intangible assets, and net investment losses of $0.7 million.
“We had strong operating results in the third quarter,” said Michael A. Doyle, Forrester’s chief financial officer. “Revenue grew 11 percent to $59.8 million, and our pro forma operating margin was 13.8 percent, with revenue at the high end of our guidance and pro forma operating margin exceeding guidance. In addition, our key client metrics continue to trend upwards. Earnings per share in the quarter were negatively affected by $0.04 per share due to $1.5 million of foreign exchange translation losses. This resulted primarily from the euro strengthening against the dollar approximately 12 percent as compared with the end of the second quarter.”

Forrester Research Q3 2010 Results
Special Dividend
Forrester also announced today that its board of directors has approved a special dividend of $3 per common share payable on December 20, 2010 to shareholders of record on December 8, 2010. In addition, Forrester’s board of directors has authorized the repurchase of up to an additional $60 million of its common stock, bringing the total available authorization in excess of $100 million. The shares may be purchased from time to time in open market or privately negotiated transactions, and the shares purchased will be used for, among other things, Forrester’s employee and director stock plans. As of September 30, 2010, Forrester had approximately 22.3 million shares outstanding.
“Our board’s decision to pay a special dividend — Forrester’s first — reflects the strength of our business and our balance sheet,” said George F. Colony, Forrester’s chairman of the board and chief executive officer. “We continue to recover well from the recession with a strong operating performance, top-line growth approaching historical double-digit levels, and significant cash flow from operations. We remain confident that we have sufficient funds on hand to grow our business organically and through strategic acquisitions.”
Nine-Month Period Ended September 30, 2010, Financial Performance

•	Total revenues were $183.6 million, compared with $171.9 million for the same period last year.
•	On a GAAP-reported basis, Forrester reported net income of $16.4 million, or $0.71 per diluted share for the nine months ended September 30, 2010, compared with net income of $13.1 million, or $0.57 per diluted share, for the same period last year. The effective tax rate for the nine-month period of 2010 was 39 percent, compared with 45 percent for the same period last year.
•	On a pro forma basis, net income was $18.9 million, or $0.82 per diluted share, for the nine months ended September 30, 2010, which reflects a pro forma effective tax rate of 40 percent. Pro forma net income excludes stock-based compensation of $3.7 million, amortization of $2.7 million of acquisition-related intangible assets, $0.3 million of acquisition-related credits, $0.4 million of duplicate lease costs, and net investment gains of $1.8 million. This compares with pro forma net income of $21.2 million, or $0.92 per diluted share, for the same period in 2009, which reflects a pro forma effective tax rate of 40 percent. Pro forma net income for the nine months ended September 30, 2009 excludes stock-based compensation of $4.9 million, amortization of $1.8 million of acquisition-related intangible assets, $3.1 million of reorganization costs, and net investment losses of $1.7 million.
A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.
Forrester is providing fourth-quarter 2010 financial guidance as follows:
Fourth-Quarter 2010 (GAAP):

•	Total revenues of approximately $65.0 million to $68.0 million.
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Forrester Research Q3 2010 Results

•	Operating margin of approximately 10.0 percent to 12.0 percent.
•	Other income, on a net basis, is expected to be zero.
•	An effective tax rate of 40 percent.
•	Diluted earnings per share of approximately $0.16 to $0.22.
Fourth-Quarter 2010 (Pro Forma):
Pro forma financial guidance for the fourth quarter of 2010 excludes stock-based compensation of $1.1 million to $1.3 million, amortization of acquisition-related intangible assets of approximately $0.9 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 13.0 percent to 15.0 percent.
•	Pro forma effective tax rate of 40 percent.
•	Pro forma diluted earnings per share of approximately $0.21 to $0.27.
Forrester is providing full-year 2010 guidance as follows:
Full-Year 2010 (GAAP):

•	Total revenues of approximately $247 million to $252 million.
•	Operating margin of approximately 11.5 percent to 12.5 percent.
•	Other income of approximately $1.3 million.
•	An effective tax rate of 40 percent.
•	Diluted earnings per share of approximately $0.87 to $0.93.
Full-Year 2010 (Pro Forma):
Pro forma financial guidance for full-year 2010 excludes stock-based compensation expense of approximately $5.0 million, amortization of acquisition-related intangible assets of approximately $3.6 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 15.0 percent to 16.0 percent.
•	Pro forma effective tax rate of 40 percent.
•	Pro forma diluted earnings per share of approximately $1.03 to $1.09.
The consolidated statements of income and the table of selected balance sheet and cash flow data are attached.
About Forrester Research
Forrester Research, Inc. (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 19 key roles at major companies providing proprietary research, customer insight, consulting, events, and peer-to-peer executive programs. For more than 27 years, Forrester has been making IT, marketing, and
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Forrester Research Q3 2010 Results
technology industry leaders successful every day. For more information, visit www.forrester.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the fourth quarter of and full-year 2010. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to respond to business and economic conditions, particularly in light of the global economic environment, technology spending, market trends, competition, industry consolidation, the ability to attract and retain professional staff, possible variations in Forrester’s quarterly operating results, any cost savings related to reductions in force and associated actions, risks associated with Forrester’s ability to offer new products and services, and Forrester’s dependence on renewals of its membership-based research services and on key personnel. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

Contact:

Michael Doyle	Karyl Levinson
Chief Financial Officer	Vice President, Corporate Communications
Forrester Research, Inc.	Forrester Research, Inc.
+1 617.613.6000	+1 617.613.6262
mdoyle@forrester.com	press@forrester.com
© 2010, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.
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Forrester Research, Inc.
Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Research services	$42,895	$38,893	$123,063	$116,968
Advisory services and other	16,882	14,988	60,547	54,898

Total revenues	59,777	53,881	183,610	171,866

Operating expenses:
Cost of services and fulfillment	22,399	20,052	69,026	65,824
Selling and marketing	20,228	17,266	61,036	54,018
General and administrative	9,489	7,099	24,413	20,468
Depreciation	943	1,075	2,740	3,311
Amortization of intangible assets	905	439	2,715	1,751
Reorganization costs	—	—	—	3,141

Total operating expenses	53,964	45,931	159,930	148,513

Income from operations	5,813	7,950	23,680	23,353

Other income (loss), net	(945)	460	1,278	2,182
Gains (losses) from investments, net	1,377	(732)	1,829	(1,683)

Income before income taxes	6,245	7,678	26,787	23,852
Income tax provision	2,541	3,378	10,409	10,769

Net Income	$3,704	$4,300	$16,378	$13,083

Diluted income per share	$0.16	$0.19	$0.71	$0.57

Diluted weighted average shares outstanding	23,107	22,809	23,040	22,953

Basic income per share	$0.16	$0.19	$0.73	$0.58

Basic weighted average shares outstanding	22,462	22,561	22,456	22,736

Pro forma data (1):
Income from operations	$5,813	$7,950	$23,680	$23,353
Amortization of intangible assets	905	439	2,715	1,751
Duplicate lease costs	388	—	388	—
Reorganization costs	—	—	—	3,141
Acquisition costs (credits)	—	—	(326)	—
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	531	733	1,587	2,481
Selling and marketing	238	274	709	884
General and administrative	388	423	1,390	1,556

Pro forma income from operations	8,263	9,819	30,143	33,166
Other income (loss), net	(945)	460	1,278	2,182

Pro forma income before income taxes	7,318	10,279	31,421	35,348
Pro forma income tax provision	2,927	4,112	12,568	14,139

Pro forma net income	$4,391	$6,167	$18,853	$21,209

Pro forma diluted income per share	$0.19	$0.27	$0.82	$0.92

Diluted weighted average shares outstanding	23,107	22,809	23,040	22,953

(1) Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business. Our pro forma presentation excludes amortization of acquisition-related intangible assets, duplicate lease costs, reorganization costs, stock-based compensation, net gains or losses from investments and costs or (credits) associated with acquisition activities, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.
Consolidated Balance Sheet and Cash Flow Data

(Unaudited, In thousands)

	September 30,	December 31,
	2010	2009

Balance sheet data:
Cash, cash equivalents and marketable investments	$285,026	$259,792
Accounts receivable, net	$39,229	$67,436
Deferred revenue	$104,583	$117,888

	Nine months ended
	September 30,
	2010	2009

Cash flow data:
Net cash provided by operating activities	$37,688	$36,469
Cash used for acquisitions	$(1,660)	$(752)
Purchases of property and equipment	$(6,248)	$(3,464)
Repurchases of common stock	$(13,951)	$(15,233)